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                                 SportsTrac(TM)
                               Purchase Agreement

This Purchase Agreement dated August 8, 1996, records the sale of The SportsTrac(TM) System by SportsTrac, Inc. ("Seller") to U.S. Golf, Inc. ("Purchaser") according to the terms and conditions set out below.

I.   The SportsTrac System

     A. The SportsTrac System consists of hardware and a license to use the SportsTrac software for an unlimited period of time. The hardware includes a proprietary control panel and high-performance computer with hard disk, keyboard and monitor. The software includes a specialized fitness evaluation program and charting and reporting modules.

II.  Software Ownership

     A. The software program and algorithms incorporated within the SportsTrac System are the property of Seller and nothing contained within this Purchase Agreement shall be construed to transfer ownership of said software to Purchaser.

III. Ship Date

     A. Seller shall ship the SportsTrac System described above to Purchaser's place of business on or before December 31, 1996 (the "Ship Date").

IV.  Maintenance, Modification and Training

     A. Seller agrees to install the SportsTrac System at Purchaser's place of business within two weeks of the Ship Date. Seller will also provide two (2) days of on-site training in conjunction with the installation of the SportsTrac system.

     B. For a period of 12 months following the Ship Date (the "Maintenance Period"), Seller will be responsible for the repair and maintenance of the SportsTrac System. During the Maintenance Period, Purchaser agrees to deliver the SportsTrac System hardware to a local facility for repair if requested to do so by Seller. Repair and maintenance shall extend to problems incurred in the normal operation of The SportsTrac System and any problems, damage or loss of The SportsTrac System outside of normal


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          business use shall be the responsibility of Purchaser.

     C. Any updates or modification of The SportsTrac System completed by Seller during the Maintenance Period shall be provided to Purchaser by Seller at no charge.

     D. At any time during the Maintenance Period, Seller and Purchaser may enter into an agreement covering the long-term repair and maintenance of the SportsTrac System. Such agreement shall be at Seller's then current price schedule.

V.   Consideration

     A. The full and complete price for delivery, installation, and use of a SportsTrac System is Twenty Thousand Dollars ($20,000). One-half of the full purchase price shall be paid on the execution of this Purchase Agreement and the remaining one-half of the full purchase price shall be due 30 days following the Ship Date. Purchaser further agrees to pay Seller's reasonable out-of-pocket and travel expenses to be billed as incurred.

VI.  Trade Secrets

     A. All information relating to the SportsTrac System, including, but not limited to the program source code, algorithms, and this Purchase Agreement, are considered trade secrets of the Seller. Purchaser agrees to keep all trade secrets of the Seller confidential.

VII. Termination and Modification

     A. Neither party may terminate or modify this Purchase Agreement without the express written consent of the other party.

VIII. Disclaimer of Warranty

     A. The SportsTrac System is sold without any express or implied warranties. Any liability of Seller will be limited exclusively to replacement of the SportsTrac System or refund of the purchase price.


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IX.  Execution

     Executed by the parties on the dates indicated below:

     SportsTrac, Inc.                         U.S. Golf

     By                               By
       ------------------------                 ---------------------------

     Its President on 8/16, 1996              Its Pres on 8/16, 1996


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